Exhibit 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2015

Contact: Paul Richins	October 22, 2015
(801) 566-1200

Salt Lake City, Utah – In the third calendar quarter (3Q) and first nine months (9M) of 2015, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in income statement results compared to the same time periods in the prior calendar year were as follows:
	3Q (July – September)	9M (January – September)
Sales:	(7%)	(1%)
Gross Profit:	(2%)	(2%)
Operating Income:	-	(1%)
Net Income:	+ 8%	+ 3%
Earnings Per Share:	+ 8%	+ 3%

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

In constant currency terms, 3Q 2015 sales were only 3% lower, and 9M 2015 sales were 3% higher than in the same periods in 2014, where “constant currency” means using the same foreign currency exchange (FX) rates as in the previous year when converting sales invoiced in foreign currency to USD.  In other words, the stronger USD in 2015 continues to reduce UTMD total consolidated sales by about 4%.

Profit margins in 3Q 2015 and 9M 2015 compared to 3Q 2014 and 9M 2014 were as follows:

	3Q 2015 (Jul – Sep)	3Q 2014 (Jul – Sep)	9M 2015 (Jan – Sep)	9M 2014 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	61.1%	57.8%	59.8%	59.9%
Operating Income Margin (operating profits/ sales):	40.2%	37.3%	38.7%	38.4%
Net Income Margin (profit after taxes/ sales):	30.6%	26.3%	28.2%	27.0%

According to CEO Kevin Cornwell, “In 3Q 2015, UTMD achieved outstanding profitability in light of the continued FX headwinds. Opposite to the previous year, an improvement in our 2015 domestic business is compensating for weaker international performance. Given the leveraged negative effect of the stronger USD on profits, I believe that achieving 9M profit margins at or better than in the previous year, which is certainly better than we expected, represents excellent operating performance. Except for the continued weaker than expected top line due to the much stronger than expected USD relative to other currencies, UTMD remains on target with its beginning of year projections for the full year of 2015 in all other income statement measures.”

Earnings per share for the most recent twelve months (TTM) were $3.08.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss and interest expense, were $19,477.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 9M 2015 consolidated earnings before taxes, excluding the remeasured bank balance currency loss, were $14,348 compared to $14,565 in 9M 2014.

Income Statement Summary.
UTMD’s FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2015 and 9M 2015 compared to the same periods in 2014 follow:
	3Q 15	3Q 14	Change	9M 15	9M 14	Change
GBP	1.547	1.669	( 7.3%)	1.530	1.669	( 8.3%)
EUR	1.121	1.310	(14.4%)	1.105	1.356	(18.5%)
AUD	0.723	0.926	(21.9%)	0.760	0.920	(17.3%)
Sales Weighted Average:			(12.5%)			(12.6%)

3Q 2015 and 9M 2015 sales invoiced in foreign currencies would have been $414 and $1,286 higher, respectively, using 2014 FX rates (constant currency). UTMD estimates that the negative impact of 2015 FX rates compared to 2014 FX rates will be about $1.7 million lower sales, representing a 4.1% decline in total consolidated sales.

Domestic sales in 3Q 2015 were up 4% compared to 3Q 2014.  International sales in 3Q were down 16%, from a combination of FX rate differences and fluctuation in international distributor order patterns. For 9M 2015 compared to 9M 2014, domestic sales were up 6% and international sales down 8%.

The higher 3Q 2015 gross profit margin (GPM) was the combined result of a more favorable product mix, as 3Q 2015 sales of low margin blood pressure monitoring (BPM) kits to international distributors were $447 lower than in 3Q 2014, and distribution mix, as domestic sales to end users were higher while international sales to distributors at wholesale prices were lower. In addition, UTMD Ltd (Ireland subsidiary) had a full quarter of manufacturing and shipping Filshie Sterishot kits, compared to only a partial quarter in 3Q 2014 when the in-house manufacturing of Sterishot began. For 9M 2015 compared to 9M 2014, better absorption of manufacturing overheads in Utah and Ireland due to higher production activity almost offset the negative FX impacts on GP in Ireland, the UK and Australia. Consolidated operating expenses were $115 lower in 3Q 2015 than in 3Q 2014, and $242 lower in 9M 2015 than in 9M 2014, primarily due to lower USD-denominated operating expenses of foreign subsidiaries. The higher 3Q 2015 and 9M 2015 operating income margins (OPMs) resulted from the FX-induced lower operating expenses combined with, in the case of 3Q 2015, a significantly higher GPM. The higher net income margins (NPMs) in both 3Q and 9M periods of 2015 compared to 2014 were the result of a combination of higher OPMs, substantially lower interest expense, a lower income tax rate in the UK, and a shift of pretax profits to Ireland, the sovereignty with the lowest corporate income tax rate.

Earnings per share (EPS) benefited slightly from continued open market purchases of UTMD outstanding shares, 9,000 shares during 3Q 2015 and 13,000 shares in 9M 2015.

Sales.  U.S. domestic sales (obviously in constant USD currency) were 4% higher in 3Q 2015 than in 3Q 2014, and 6% higher in 9M 2015 than in 9M 2014. Sales of Femcare’s Filshie Clip System devices to CooperSurgical Inc. (CSI) for distribution in the U.S. were 11% higher in 3Q 2015 compared to 3Q 2014, and 13% higher in 9M 2015 compared to 9M 2014.  Filshie Clip System sales to CSI were 16% of total domestic sales in 3Q 2015 compared to 15% in 3Q 2014, and 23% in 9M 2015 compared to 21% in 9M 2014.  Direct sales of UTMD devices to medical facilities were 1% higher in 3Q 2015 compared to 3Q 2014, and 2% higher in 9M 2015 compared to 9M 2014. U.S. domestic OEM sales were 11% higher in 3Q 2015 compared to 3Q 2014, and 15% higher in 9M 2015 compared to 9M 2014.

International sales were 16% lower in 3Q 2015 than in 3Q 2014, and 8% lower in 9M 2015 than in 9M 2014. The lower 3Q sales were due both to the unfavorable FX rates and to less favorable economic conditions internationally. Constant currency international sales were 9% lower in 3Q 2015 than in 3Q 2014, but the same in 9M 2015 as in 9M 2014.  Sixty-five percent of the lower sales in 3Q 2015 compared to 3Q 2014 was due to an uneven order pattern of two large distributors of BPM kits, which combined for $349 lower purchases in constant currency terms. UK subsidiary trade sales were 28% of total international sales in 3Q 2015 compared to 42% in 3Q 2014, and 30% in 9M 2015 compared to 44% in 9M 2014. Australia subsidiary sales were 13% of total international sales in 3Q 2015 compared to 14% in 3Q 2014, and 13% in 9M 2015 compared to 15% in 9M 2014. FX rates for Australia were weaker than the other currencies. Ireland subsidiary trade sales were 30% of total international sales in 3Q 2015 compared to 22% in 3Q 2014, and 28% in 9M 2015 compared to 17% in 9M 2014.  The transfer of Sterishot to Ireland increased Ireland’s share of international sales as it decreased UK’s share.

Because of the lower international and higher domestic sales, international sales were 50% of total consolidated sales in 3Q 2015 compared to 55% in 3Q 2014, and 49% in 9M 2015 compared to 52% in 9M 2014.  On the flip side, U.S. domestic sales were 50% of total consolidated sales in 3Q 2015 compared to 45% in 3Q 2014, and 51% in 9M 2015 compared to 48% in 9M 2014.

In product categories, 3Q 2015 blood pressure monitoring device/ components (BPM) sales were down 15%, neonatal device sales were the same, gynecology/ electrosurgery device sales were down 7% and obstetrics device sales were down 5% compared to 3Q 2014.  For 9M 2015 compared to 9M 2014 global sales in product categories, BPM sales were up 6%, neonatal device sales were up 9%, gynecology/ electrosurgery device sales were down 6% and obstetrics device sales were down 1%.  These product category comparisons include the negative impact of a stronger USD, i.e. are in GAAP USD terms, not constant currency.

Gross Profit.  UTMD’s consolidated GPM, gross profits divided by sales, was 61.1% in 3Q 2015 compared to 57.8% in 3Q 2014.  The GPM in 9M 2015 was 59.8% compared to 59.9% in 9M 2014.  The substantially higher GPM in 3Q 2015 was the combined result of a more favorable product mix, as 3Q 2015 sales of low margin blood pressure monitoring (BPM) kits to international distributors were $441 lower than in 3Q 2014, and distribution mix, as domestic sales to end users were higher while international sales to distributors at wholesale prices were lower. UTMD Ltd (Ireland subsidiary) had a full quarter of manufacturing and directly shipping Filshie Sterishot kits to international users, in addition to intercompany sales to UTMD’s UK and Australia subsidiaries, compared to 3Q 2014 when the Ireland in-house manufacturing of Sterishot had just begun. In the U.S., self-insured employee health plan costs were $95 lower than in 3Q 2014.  This one-time savings equates to one full percentage point in the 3Q 2015 consolidated GPM. For 9M 2015 compared to 9M 2014, better absorption of manufacturing overheads in Utah and Ireland due to higher production activity almost offset the negative FX impacts on GP in Ireland, the UK and Australia.

Operating Income. Operating income was approximately the same for both 3Q and 9M periods in 2015 compared to 2014, despite lower sales and pressure on profit margins caused by the substantial change in FX rates. UTMD’s 3Q and 9M 2015 OPM, operating income divided by sales, was 40.2% and 38.7% respectively, compared to 37.3% and 38.4% in the same periods of 2014. The higher 3Q 2015 OPM was the result both of a substantially higher GPM and $115 lower operating expenses than in 3Q 2014. The lower operating expenses were the result of FX rates, where a stronger USD was favorable in this instance, as the change in FX rates lowered foreign subsidiary operating expenses when converting to USD.  For example, the amortization of Femcare identifiable intangible assets (IIA), a noncash expense included in UK subsidiary general and administrative (G&A) expense, was GBP 404 in both 3Q 2015 and 3Q 2014. However, in USD, the amortization of IIA expense was $49 lower in 3Q 2015 compared to 3Q 2014, representing 43% of the $115 lower 3Q period-to-period operating expense difference. Consolidated operating expenses in 9M 2015 were $242 lower than in 9M 2014.  The noncash amortization expense of IIA was $167 lower in 9M 2015 compared to 9M 2014, representing 69% of the difference, even though the GBP expense was the same. The difference in USD denominated amortization of IIA added a half percentage point to UTMD’s 9M 2015 OPM.  In 9M 2015, the noncash amortization expense of IIA represented 29% of UTMD’s total operating expenses compared to 30% in 9M 2014.

As a percentage of sales, total consolidated operating expenses – comprised of sales and marketing (S&M) expenses, product development (R&D) expenses and G&A expenses – were 20.9% in 3Q 15 compared to 20.5% in 3Q 2014, and 21.1% in 9M 2015 compared to 21.5% in 9M 2014. Excluding the amortization of Femcare IIA, consolidated operating expenses in 3Q 2015 were 14.6% of sales compared to 14.2% in 3Q 2014. Excluding the amortization of Femcare IIA, consolidated operating expenses in both 9M 2015 and 9M 2014 were 15.0% of sales. One of the key metrics that separates UTMD performance from other companies is that UTMD tightly manages its operating expenses, primarily by having a flat organizational structure which is fully integrated across all subsidiaries on a cross-functional real-time basis. This is allowed by the experience and long term tenure of UTMD’s key employees.

Earnings Before Tax (EBT).  With operating income about the same, EBT in both 3Q and 9M 2015 improved compared to the same periods in 2014 as a result of significant changes in non-operating expense/ income. Non-operating income in 3Q 2015 was $127 compared to non-operating expense of $107 in 3Q 2014, an increase in contribution to EBT of $234.  The change was comprised of 1) There was no interest expense in 3Q 2015 compared to $68 in 3Q 2014; 2) In 3Q 2015, there was a $91 gain in remeasured foreign currency bank balances compared to a $66 loss in 3Q 2014, both primarily on EUR held in the UK, resulting in an increase in contribution to EBT of $157; and 3) a net $9 increase in income from miscellaneous items including royalties, interest earned, and rent from underutilized property, less bank fees.  Non-operating expense in 9M 2015 was $126 compared to non-operating expense of $300 in 9M 2014, an increase in contribution to EBT of $174. The change was comprised of 1) $168 lower interest expense; 2) a larger net $3 loss in remeasured foreign currency bank balances; and 3) a $9 increase in net non-operating income from miscellaneous items including royalties, interest earned, and rent from underutilized property, less bank fees.  EBT margins in 3Q 2015 and 9M 2015 were 41.5% and 38.3%, respectively, compared to 36.3% and 37.4% in the same periods of 2014.

Net Income. UTMD’s net income increased 8% in 3Q 2015 and 3% in 9M 2015 compared to the same periods in 2014. Net profit margins (NPMs), net income divided by sales, improved to 30.6% in 3Q 2015 compared to 26.3% in 3Q 2014, and 28.2% in 9M 2015 compared to 27.0% in 9M 2014. UTMD’s consolidated average income tax provision rate was 26.2% of EBT in 3Q 2015 and 26.3% in 9M 2015, compared to 27.6% in 3Q 2014 and 27.8% in 9M 2014.  As of April 1, 2015, the UK corporate income tax rate was reduced to 20% from 21%.  A shift of EBT proportion toward Ireland, the lowest tax rate sovereignty, accounted for the remainder of the one and half percentage point reduction in consolidated income tax provision rate.

Earnings per share (EPS).  EPS in 3Q 2015 increased 5.9 cents (8%) compared to 3Q 2014 as a result of the 8% increase in net income, despite 7% lower revenues. For 9M 2015, EPS increased 6.9 cents (3%) compared to 9M 2014 also due to the 3% increase in net income. Diluted shares used to calculate 3Q 2015 EPS were 3,768,148 compared to 3,763,972 in 3Q 2014.  UTMD’s repurchase of 9,000 of its shares in the open market during 3Q 2015 at an average cost, including commissions and fees, of $51.96 per share ($468 total) helped offset the exercise of employee options. The Company repurchased 4,083 of its shares in 3Q 2014 at an average cost, including commissions and fees, of $48.70 per share ($199 total). Diluted shares used to calculate 9M 2015 EPS declined to 3,771,926 from 3,774,024 in 9M 2014. UTMD repurchased 13,000 of its shares in the open market during 9M 2015 at an average cost, including commissions and fees, of $52.54 per share ($683 total) compared to repurchasing 21,427 of its shares in 9M 2014 at an average cost, including commissions and fees, of $47.47 per share ($1,017 total). The decrease in 9M 2015 was due to a higher average share price and exercises of employee/ director options, offset by share repurchases. The Company remains interested in enhancing shareholder value by repurchasing its shares when they seem undervalued. The closing share price at the end of 3Q 2015 was $53.87 compared to $60.05 at the end of calendar year 2014, and $48.76 at the end of 3Q 2014.

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 14,649 in 3Q 2015 compared to 22,564 in 3Q 2014, and 19,020 in 9M 2015 compared to 26,980 in 9M 2014.  The actual number of outstanding shares at the end of 3Q 2015 was 3,749,655 which included 3Q 2015 employee option exercises of 1,431 shares.  The total number of outstanding unexercised options at September 30, 2015 was 64,220 shares at an average exercise price of $38.60/ share, including shares awarded but not vested.  This compares to 100,500 option shares outstanding at the end of 3Q 2014 at an average exercise price of $35.94/ share. To date in 2015, no option shares have been awarded. During 2014, 39,000 option shares were awarded to 70 employees at an average exercise price of $49.22.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2015 consolidated earnings before taxes, excluding the remeasured bank balance currency gain or loss, were $4,857 compared to $4,906 in 3Q 2014.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 9M 2015 consolidated earnings before taxes, excluding the remeasured bank balance currency loss, were $14,348 compared to $14,565 in 9M 2014.

UTMD’s September 30, 2015 balance sheet compared with its December 31, 2014 balance sheet demonstrates continued strengthening during 2015. The $26,934 debt incurred in March 2011 to help finance the Femcare acquisition was repaid in full in early 2015. In the absence of need for further debt repayments, UTMD’s cash balances have grown rapidly. As of end of year 2014, UTMD’s cash and investment balances exceeded its $4.9 million debt balance by $14.5 million. As of September 30, 2015, cash and investment balances were $21.7 million with no debt. UTMD’s financial performance has also allowed continuing to pay quarterly cash dividends to shareholders at an annual rate of $3.8 million while continuing to opportunistically repurchase shares in the open market and make capital expenditures required to maintain property and equipment in good working order.

UTMD’s 9M 2015 capital expenditures for property and equipment were $310 lower than depreciation of fixed assets. UTMD’s working capital increased $5,862 from the end of 2014.

Key balance sheet changes as of September 30, 2015 from the end of 2014:
[Million $$]
Cash & Investments:	+2.3
Receivables:	+0.8
Inventory:	(0.4)
Intangible Assets (net):	(2.9)
Total Current Liabilities:	(3.2)
Notes Payable:	(4.9)
Shareholders’ Equity:	+3.8

Financial ratios as of September 30, 2015 follow:
1)  Current Ratio = 5.6
2)  Days in Trade Accounts Receivable (based on 3Q 2015 sales activity) = 42
3) Average Inventory Turns (based on 3Q 2015 CGS) = 3.5
4) Year-to-Date ROE = 17% (prior to dividend payments)
     = 12% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2015 will be filed with the SEC by November 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2015	3Q 2014	Percent Change
Net Sales	$9,945	$10,717	(7.2%)
Gross Profit	6,079	6,196	(1.9%)
Operating Income	4,000	4,002	-
Income Before Tax	4,127	3,895	+ 5.9%
Net Income	3,047	2,822	+ 8.0%
Earnings Per Share	$0.809	$0.750	+ 7.9%
Shares Outstanding (diluted)	3,768	3,764

INCOME STATEMENT, Three Quarters (9 months ended September 30)
(in thousands except earnings per share):

	9M 2015	9M 2014	Percent Change
Net Sales	$30,575	$31,035	(1.5%)
Gross Profit	18,290	18,595	(1.6%)
Operating Income	11,845	11,907	(0.5%)
Income Before Tax	11,719	11,607	+ 1.0%
Net Income	8,633	8,378	+ 3.0%
Earnings Per Share	$2.289	$2.220	+ 3.1%
Shares Outstanding (diluted)	3,772	3,774

BALANCE SHEET
(in thousands)
	(unaudited) SEP 30, 2015	(unaudited) JUN 30, 2015	(audited) DEC 31, 2014	(unaudited) SEP 30, 2014
Assets
Cash & Investments	$21,675	$19,228	$19,332	$18,304
Accounts & Other Receivables, Net	5,493	5,613	4,703	4,648
Inventories	4,449	4,473	4,872	4,871
Other Current Assets	689	662	768	755
Total Current Assets	32,306	29,976	29,675	28,578
Property & Equipment, Net	7,568	7,746	8,236	8,467
Intangible Assets, Net	40,281	42,208	43,165	45,240
Total Assets	$80,155	$79,930	$81,076	$82,285
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,741	$5,333	$5,077	$5,162
Current Portion of Notes Payable	-0-	-0-	3,894	3,995
Total Current Liabilities	5,741	5,333	8,971	9,157
Notes Payable (excluding current portion)	-0-	-0-	973	1,998
Deferred Tax Liability – Intangible	5,039	5,370	5,581	5,945
Deferred Revenue and Income Taxes	1,022	1,034	995	963
Shareholders’ Equity	68,353	68,193	64,556	64,222
Total Liabilities & Shareholders’ Equity	$80,155	$79,930	$81,076	$82,285